JNL Series Trust 485BPOS

Exhibit 99.28(d)(25)(iv)

Amendment to

Amended and Restated Sub-Advisory Agreement

Between Jackson National Asset Management, LLC

and Goldman Sachs Asset Management, L.P.

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Goldman Sachs Asset Management, L.P., a limited partnership organized under the laws of the state of Delaware and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into a Sub-Advisory Agreement effective as of the 13th day of September, 2021, and Amended and Restated as of the 1st day of September, 2022, and as amended thereafter (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (the “Funds”) of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Board of Trustees of the Trust approved J.P. Morgan Investment Management Inc. to replace the Sub-Adviser to provide sub-investment advisory services to the following funds (the “Managed Funds”), effective October 21, 2024:

1)	JNL/Goldman Sachs Managed Aggressive Growth Fund;
2)	JNL/Goldman Sachs Managed Conservative Fund;
3)	JNL/Goldman Sachs Managed Growth Fund;
4)	JNL/Goldman Sachs Managed Moderate Fund; and
5)	JNL/Goldman Sachs Managed Moderate Growth Fund.

Whereas, the Parties have agreed to amend i) Section 3 and Section 5 of the Agreement to remove certain language regarding responsibilities and references to the Managed Funds; and ii) Schedule A and Schedule B of the Agreement to remove the Managed Funds and each Fund’s respective fees, effective October 21, 2024.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	The first paragraph under Section 3. “Management,” shall be deleted and replaced, in its entirety, with the following:

“3.	Management. Subject always to the supervision of the Adviser, who in turn is subject to the supervision of the Board of Trustees, Sub-Adviser will furnish an investment program in respect of, and make investment decisions for, all assets of the Funds and place all orders for the purchase and sale of securities, including foreign or domestic securities or other property (including financial futures and options of any type), all on behalf of such Funds. In the performance of its duties, Sub-Adviser will satisfy its fiduciary duties to the Funds (as set forth below), and will monitor the Funds' investments, and will comply with the provisions of Trust’s Declaration of Trust and By-Laws, as amended from time to time, and the stated investment objectives, policies and restrictions of the Funds, which may be amended from time to time. Notwithstanding the foregoing, the Sub-Adviser shall have no responsibility to monitor compliance with limitations or restrictions specifically applicable to the Funds unless such limitation or restrictions are provided to the Sub-Adviser in writing. Sub-Adviser and Adviser will each make its officers and employees available to the other from time to time at reasonable times to review investment policies of the Funds and to consult with each other regarding the investment affairs of the Funds. The portfolio managers shall be available to meet with the Board of Trustees at the Trust’s principal place of business on an annual basis on due notice and more frequently if requested by the Board of Trustees and agreed upon by the Sub-Adviser. Sub-Adviser will report to the Board of Trustees and to Adviser with respect to the implementation of such program, and such other reports as the Board of Trustees or the Adviser may reasonably request.”

2)	Sub-paragraph d) after “The Sub-Adviser further agrees that it:,” under Section 3. “Management,” shall be deleted, in its entirety, and the remaining items shall be re-lettered accordingly.

3)	Sub-paragraph i) after “The Sub-Adviser further agrees that it:,” under Section 3. “Management,” shall be deleted and replaced, in its entirety, with the following:

“i)	will prepare and cause to be filed in a timely manner Form 13F and, if required, Schedule 13G with respect to securities held for the account of the Funds subject to Sub-Adviser's supervision;”

4)	Sub-paragraph l) after “The Sub-Adviser further agrees that it:,” under Section 3. “Management,” shall be deleted and replaced, in its entirety, with the following:

“l)	consistent with its fiduciary duties to each Fund and on the Fund’s behalf, the Sub-Adviser is hereby appointed the Fund’s agent to exercise in its direction all rights and performs all duties with respect to the Fund’s right to vote (or refrain from voting), each Fund’s securities and exercise rights in corporate actions or otherwise in accordance with the Sub-Adviser’s proxy voting guidelines, as amended from time to time, which shall be provided to the Trust and the Adviser. For the avoidance of doubt, the Sub-Adviser will have full discretion in this regard and the Adviser will not attempt to influence the Sub-Adviser’s voting decisions. The Sub-Adviser further agrees to report significant shareholdings for itself and on behalf of the Fund where required by local law;”

5)	Section 5. “Brokerage,” shall be deleted and replaced, in its entirety, with the following:

“5.	Brokerage The Sub-Adviser will select brokers and dealers to effect all portfolio transactions subject to the conditions set forth herein. The Sub-Adviser is granted authority to negotiate, open, continue and terminate brokerage accounts and other brokerage arrangements with respect to all portfolio transactions it enters into on behalf of each Fund. The Sub-Adviser will provide to the Adviser copies of all agreements regarding brokerage arrangements. The Sub-Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions, if applicable. The Sub-Adviser is directed at all times to seek to execute transactions for each Fund (i) in accordance with any written policies, practices or procedures that may be established by the Board or the Adviser from time to time and which have been provided to the Sub-Adviser or (ii) as described in the Trust’s Prospectus and SAI. In placing any orders for the purchase or sale of securities and instruments for each Fund, the Sub-Adviser is hereby authorized, to the extent permitted by applicable law, to aggregate the securities and instruments to be so purchased or sold and shall use its best efforts to obtain for each Fund best price and execution, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement. Consistent with this policy, the Sub-Adviser, in selecting broker-dealers and negotiating commission rates, will take all relevant factors into consideration, including but not limited to: the best price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; the broker’s execution capabilities; any research provided by the broker that aids the Sub-Adviser’s investment decision-making process and the value of the expected contribution of the broker-dealer to the investment performance of the applicable Fund on a continuing basis.”

6)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated October 21, 2024, attached hereto.

7)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated October 21, 2024, attached hereto.

8)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

9)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

10)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

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In Witness Whereof, the Parties have caused this Amendment to be executed, effective as of October 21, 2024.

Jackson National Asset Management, LLC		Goldman Sachs Asset Management, L.P.

By:	/s/ Emily J. Bennett	By:	/s/ Marci Green
Name:	Emily J. Bennett	Name:	Marci Green
Title:	VP and Deputy General Counsel	Title:	Managing Director

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Schedule A

Dated October 21, 2024

Fund
JNL/Goldman Sachs 4 Fund

A-1

Schedule B

Dated October 21, 2024

(Compensation)

Fund
JNL/Goldman Sachs 4 Fund
Assets	Annual Rate
$0 to $1 Billion $1 Billion to $3 Billion Over $3 Billion	0.09% 0.08% 0.06%

B-1